Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Reports Second Quarter Results

•	Record Quarterly Revenue of $23.2 Million

•	Net Profit of $1.5 Million; $0.10 Earnings per Share

MIDDLETOWN, RI – July 19, 2007 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the second quarter ended June 30, 2007. Revenue for the second quarter of 2007 was $23.2 million, a 6% increase over the second quarter ended June 30, 2006. Net income for the quarter was $1.5 million, or $0.10 on a per-diluted share basis. During the same period last year the company reported net income of $1.7 million, or $0.11 on a per-diluted share basis.

For the six months ended June 30, 2007, revenue increased 3% to $43.6 million from $42.3 million for the six months ended June 30, 2006. KVH reported net income of $1.6 million or $0.10 on a per-diluted share basis for the 2007 period, versus net income of $2.9 million or $0.20 on a per-diluted share basis in the year-ago period.

“Overall, we had a good second quarter that was in line with our expectations. We set a record for quarterly revenue and continued to build our long-term military business. We also made great strides in strengthening our positions in both the marine and land mobile markets through the development and introduction of several new products and services,” said Martin Kits van Heyningen, KVH’s president and chief executive officer.

In the second quarter of 2007, mobile communication revenue was $17.5 million, up 4% on a year-over-year basis. Defense-related sales, including those for KVH’s fiber optic gyro (FOG) solutions and TACNAV® military navigation systems, were approximately $5.7 million, up 11% on a year-over-year basis.

“The recent introduction of our new TracVision® M-series satellite TV systems helped drive our marine sales up 12% over the same quarter last year. Within the land mobile market, quarterly revenue was down 11% compared to a very strong second quarter in 2006, which was our first full quarter of TracVision R6 shipments into the RV market. Looking ahead, we are excited about the potential of our new TracVision SlimLine satellite TV systems, which were introduced publicly today and have already been selected by a number of leading RV manufacturers.

“Within our mobile communications business, last week’s launch of our TracPhone® V7 satellite communications system and the mini-VSAT Broadbandsm service is one of the more important strategic announcements we’ve made in recent years. Our effort to bring broadband, affordable Internet access to mariners has been a large and complex project that involved establishing new relationships with both ViaSat and satellite owner-operator SES AMERICOM. For sales to our customers, KVH will serve as the sole point of contact for hardware and airtime sales, activations, billing, and technical support for this new product and service. In addition, we will receive revenue from hardware sales as well as from the recurring monthly airtime generated by leisure boaters, commercial maritime operations, and government vessels using this unique end-to-end maritime communications solution.”

Turning to the defense market, Mr. Kits van Heyningen remarked, “We enjoyed strong product sales growth in the second quarter. Fiber optic gyro product revenue was up 31% and defense navigation revenue was up 43% year over year from the same quarter in 2006. While customer-funded engineering revenue was down compared to the second quarter of 2006, we continued to add long-term contract value to our military navigation business for 2008 and beyond. At the same time, we aggressively pursued new opportunities, including the potential application of our low-profile satellite antenna technology to high-speed satellite communications-on-the-move for the U.S. military.”

Commenting on the company’s financial results for the second quarter, Patrick Spratt, KVH’s chief financial officer, said, “The second quarter was generally on track with our expectations for both the top and bottom lines. As anticipated, sales of our higher-margin TACNAV systems, which were roughly three times higher on a sequential basis compared to the first quarter, contributed to a healthy improvement in gross margin to 42%. Operating expenses were affected by low levels of customer-funded engineering as well as the expense associated with ongoing patent litigation.

“While defense sales were strong this quarter, we have been informed that two potential orders that we were expecting to receive for the third quarter have been delayed. One is a significant TACNAV order from an international customer. The other is the U.S. Army’s new contract for its CROWS stabilized weapon program, which is now tentatively scheduled to be announced in

September 2007. Since our original expectation was that both of these programs would have been awarded by now, we had built them into our expectations for the second half of 2007. As we generally only include booked defense business in our near-term guidance, we are removing these from our third quarter guidance at this time. This will most likely result in third quarter revenues being in the range of $18 to $19 million. This is also expected to result in a loss of $0.04 to $0.08 cents per share for the third quarter of 2007. We are confident that our mobile communications business will remain strong and in line with our previous expectations for the remainder of the year. Given this outlook, and assuming that the CROWS contract award is made by the end of September and is favorable for us, we anticipate that our fourth quarter revenue will grow approximately 30% on a year-over-year basis to roughly $22 to $23 million while earnings will be in the range of $0.10 to $0.14 cents per share.”

Recent Operational Highlights:

•

July 19, 2007 – KVH introduced its new 12” high SlimLine series of TracVision satellite TV systems for RVs, which offer fully automatic switching among satellites, built-in HDTV capabilities, and higher antenna efficiency and signal reception than competing 12” high antennas.

•

July 12, 2007 – KVH launched the new mini-VSAT Broadband service for maritime applications. This new high-speed service relies on spread spectrum technology to deliver fast, affordable Internet and phone service via KVH’s new 24” TracPhone V7.

•

June 27, 2007 – KVH announced that Monaco Coach, a leading manufacturer of recreational vehicles and the United States’ largest builder of Class A motor coaches, will add the KVH TracVision SlimLine mobile satellite TV systems to its new 2008 vehicles.

•

June 25, 2007 – KVH received a $1.1 million order for its DSP-3000 fiber optic gyros (FOGs) from a U.S. military customer. KVH’s compact, highly accurate FOGs will be used for real-time image synchronization and stabilization in military training simulator systems.

•

June 6, 2007 – KVH received a new contract from an international customer for the purchase of KVH’s TACNAV II FOG-based vehicle navigation systems and displays. The contract has a total value of approximately $2.3 million with shipments starting in 2007 and extending through 2010.

KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a leading manufacturer of systems to provide mobile access to satellite TV, communication, and high-speed Internet, as well as navigation, pointing, and guidance solutions for defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for 2007 and 2008, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: competition presented by alternative maritime satellite communication products and services; seasonal declines in demand for our mobile communication and television products; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a general shift in product mix toward our mobile communication products; potential continued softness in the U.S. market for marine products; the unpredictability of the emerging market, as well as consumer and automotive manufacturer demand, for mobile communication products in automobiles; the emergence of alternative technology that may compete with or displace wireless mobile Internet services with regard to range and cost; changes in customer response to new product introductions; the impact of increases in fuel prices on the sale and use of motor vehicles and marine vessels; our dependence on third-party satellite networks for programming and satellite services; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2007. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH, TracVision, TACNAV, and TracPhone are registered trademarks of KVH Industries, Inc., while mini-VSAT Broadband is a service mark of KVH Industries, Inc. All other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$23,247	$21,968	$43,645	$42,257
Cost of sales	13,382	13,373	26,186	24,842

Gross profit	9,865	8,595	17,459	17,415

Operating expenses:
Research and development	2,530	1,973	4,728	4,142
Sales, marketing and support	3,779	3,428	7,791	7,273
General and administrative	2,339	1,790	4,123	3,685

Income from operations	1,217	1,404	817	2,315
Other income, net	616	511	1,252	943
Income tax expense	(332)	(229)	(511)	(318)

Net income	$1,501	$1,686	$1,558	$2,940

Net income per common share
Basic and Diluted	$0.10	$0.11	$0.10	$0.20

Weighted average common shares outstanding
Basic	15,016	14,773	14,962	14,729

Diluted	15,031	14,893	14,997	14,860

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2007	December 31, 2006
ASSETS

Cash, cash equivalents and marketable securities	$53,881	$54,739
Accounts receivable, net	14,184	10,556
Inventories	8,703	9,043
Other assets	1,075	1,028

Total current assets	77,843	75,366

Property and equipment, net	11,158	9,569
Deferred income taxes	3,334	3,334
Other non-current assets	79	155

Total assets	$92,414	$88,424

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$9,118	$8,121
Current portion of long-term debt	128	123

Total current liabilities	9,246	8,244

Deferred revenue	60	227
Long-term debt, excluding current portion	2,093	2,158
Stockholders’ equity	81,015	77,795

Total liabilities and stockholders’ equity	$92,414	$88,424

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